EXHIBIT 10.62

TRANSITION AND GENERAL RELEASE AGREEMENT

This Transition and General Release Agreement (the “Agreement”) is entered into as of December 31, 2020 by Richard E. Davis (the “Executive”) and the Arch Therapeutics, Inc. (the “Company”) (collectively referred to as the “Parties”). As used in this Agreement, the “Company” shall include the Company, its subsidiaries and divisions, and their present and past directors, officers, employees, agents, and representatives.

INTRODUCTION

WHEREAS, the Executive currently holds the position of Chief Financial Officer as set forth more fully in his Employment Agreement with the Company dated July 7, 2014 and amended as of July 27, 2015 (the “Employment Agreement”);

WHEREAS, the Executive has agreed to continue to serve as Chief Financial Officer (“CFO”), reporting to the Chief Executive Officer (“CEO”), but has stated his intention to eventually retire, transition from his current role, and to step down as CFO;

WHEREAS, the Company wishes to continue the Executive’s employment as its CFO while it conducts a search to replace the Executive, and thereafter continue as a senior executive until an agreed upon date of retirement; and

WHEREAS, the Parties have therefore agreed that the Employment Agreement, as modified and amended by this Agreement, shall set forth the terms and conditions of the Executive’s continued employment, transition, and eventual separation from the Company. To the extent there are any inconsistencies between the Employment Agreement and the Agreement, this Agreement shall control. If a term is not defined herein, the definition in the Employment Agreement shall control.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreement contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1.                  Transition and Post-Executive Periods and Termination.

(a)               Transition Period. The Executive shall retain the title and continue in the role as CFO and perform all such full-time duties as CFO from the Effective Date of this Agreement until the Transition End Date, which shall be the earlier of (i) the date when the Company secures its replacement for the Executive and determines that such individual, rather than the Executive, is ready to perform the daily active services of CFO, or (ii) if not otherwise mutually agreed upon in writing, June 30, 2021. However, to the extent the Company secures its replacement for the Executive prior to June 30, 2021, the Executive will provide the following transitional services following the date that his successor commences employment: (a) assist in transition of responsibilities as CFO to his successor, ongoing compliance, and operating and financial activities as identified by the CEO and transfer administrative activities and/or projects; (b) be available to work on and/or consult on significant Company projects as assigned by his successor; and (c) otherwise reasonably cooperate and perform other duties and responsibilities as may be assigned by his successor (the “Transition Services”). The period between the Effective Date of this Agreement and the Transition End Date shall be referred to hereinafter as the “Transition Period”. During the Transition Period, the Executive shall continue on the Company’s payroll and receive and be entitled to his full Base Salary, Benefits, and unused earned vacation, as set forth in the Employment Agreement, subject to appropriate federal, state and local withholding taxes.

(b)               Post-Executive Period. Upon the Transition End Date and continuing for six months thereafter (the “Post-Executive Period”), and as an express condition of receiving the continuation of his regular Base Salary and Benefits during such period, the Executive agrees to sign, return to the Company, and not revoke the release in the form attached hereto as Exhibit 1 (the “Agreement and Release”). During the Post-Executive Period, the Executive is not expected to work a regular full-time schedule; instead, the Executive agrees to be reasonably accessible as needed to consult and advise on ongoing operational and financial activities. Any incentive compensation shall continue to vest in accordance with the applicable plan documents through the six-month anniversary of the Transition End Date.

(c)               Retirement Date. Unless otherwise agreed to in a writing signed by the Parties, the Executive’s last day of employment shall be the six-month anniversary of the Transition End Date (hereafter the “Retirement Date”). As of the Retirement Date, the Executive will be eligible to participate in COBRA at his own expense.

2.                  Successors and Assigns. This Agreement shall inure to the benefit of the Company and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, the Executive and the Executive’s heirs, executors, administrators, trustees and legal representatives. This Agreement is personal to the Executive and the Executive may not assign or delegate his rights or duties under this Agreement, and any such assignment or delegation will be null and void.

3.                  Non-disparagement. Executive agrees not to make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company or its officers, directors, employees or agents, including, but not limited to, any statement that disparages any person, service, finances, financial condition, capability or any other aspect of the business of Company. Company agrees to instruct its senior management team not to make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Executive, including, but not limited to, any statement that disparages the Executive’s person, service, finances, financial condition, capability or any other aspect.

4.                  Counterparts. This Agreement may be executed in multiple counterparts, including by .pdf, facsimile or other electronic signature, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

5.                  Headings. Headings in this Agreement are for reference only and shall not be deemed to have any substantive effect.

6.                  Opportunity to Seek Advice: Warranties and Representation. The Parties hereby acknowledge and confirm that each has had the opportunity to seek such legal, financial and other advice and representation as he/it has deemed appropriate in connection with this Agreement and that each willingly and voluntarily enters into this Agreement.

7.                  Neutral Interpretation. This Agreement constitutes the product of the negotiation of the Parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

8.                  Withholding and Payroll Practices. All payments and benefits provided by the Company under this Agreement shall be made in accordance with law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices or as otherwise specified in this Agreement.

9.                  Section 409A. The parties intend that any compensation, benefits and other amounts payable or provided to Executive under this Agreement be paid or provided in compliance with Section 409A of the Internal Revenue Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) or exempt from application of Section 409A and shall be construed and administered accordingly. The Parties agree to modify this Agreement, or the timing (but not the amount) of the payment hereunder of severance or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A.

10.              Governing Law. This Agreement, the Employment Agreement, and any disputes or controversies arising hereunder or with respect hereto, shall be construed and enforced in accordance with and governed by the internal laws of the Commonwealth of Massachusetts, without reference to principles of law that would apply the substantive law of another jurisdiction.

11.              Severability. All agreements and covenants set forth within this Agreement are severable. In the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreement or covenant were not contained within this Agreement and such invalid agreement or covenant shall be interpreted and applied so that it is enforceable to the fullest extent allowable by law.

12.              Entire Agreement. This Agreement modifies, in part, the Employment Agreement. The terms of the Employment Agreement shall continue to govern, except where otherwise inconsistent with or replaced or amended by different terms in this Agreement. Neither the Employment Agreement nor the Agreement shall be changed, altered, modified or amended, except by a written agreement signed by the Parties. The Parties acknowledge and agree that the Employee Proprietary Information and Invention Assignment Agreement dated as of July 7, 2014 shall also remain in full force and effect in accordance with its terms, which are incorporated herein by reference.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ARCH THERAPEUTICS, INC.

By:	/s/ Terrence W. Norchi, M.D.
Name: Terrence W. Norchi, M.D.

Date: December 31, 2020

EXECUTIVE

By:	/s/ Richard E. Davis
Name: Richard E. Davis

Date: December 31, 2020